Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@sunpower.com

Media
Natalie Wymer
408-457-2348
Natalie.Wymer@sunpower.com

SunPower Reports Second Quarter 2016 Results
Company Announces Realignment of Power Plant Segment and Manufacturing Operations
Updates Fiscal Year 2016 Guidance

SAN JOSE, Calif., Aug 9, 2016 - SunPower Corp. (NASDAQ: SPWR) today announced financial results for its second quarter ended July 3, 2016.

($ Millions, except percentages and per-share data)	2nd Quarter 2016	1st Quarter 2016	2nd Quarter 2015
GAAP revenue	$420.5	$384.9	$381.0
GAAP gross margin	9.8%	13.4%	18.6%
GAAP net income (loss)	$(70.0)	$(85.4)	$6.5
GAAP net income (loss) per diluted share	$(0.51)	$(0.62)	$0.04
Non-GAAP revenue[1]	$401.8	$433.6	$376.7
Non-GAAP gross margin[1]	13.1%	13.6%	17.6%
Non-GAAP net income (loss)[1]	$(30.1)	$(41.2)	$27.2
Non-GAAP net income (loss) per diluted share[1]	$(0.22)	$(0.30)	$0.18
EBITDA[1]	$29.9	$6.3	$63.6

[1]	Information about SunPower's use of non-GAAP financial information, including a reconciliation to U.S. GAAP, is provided under "Use of Non-GAAP Financial Measures" below.

“Our second quarter execution was solid as we met our financial targets and achieved key milestones across the company,” said Tom Werner, SunPower president and CEO. “During the quarter we saw significant customer demand for our recently introduced Helix™ and SunPower Equinox™ complete commercial and residential solutions, respectively. We are also seeing stronger than anticipated demand and price premium for our highest efficiency, next generation X-21 and X-22 Series solar panels. In our upstream solar cell and panel manufacturing operations, we delivered strong yields and panel output in our fabs, continued our technology leadership with the announcement of our world record 24.1 percent efficient rooftop solar panel and successfully started up our first high volume, Performance Series production lines in Mexico.

“In our distributed generation business for the second quarter, we saw solid execution in both the residential and commercial segments. In commercial, our performance was above plan as we successfully ramped our Helix product deployment to approximately 20 megawatts (MW) in the second quarter while signing over 25 MW of new contracts for customers such as the U.S. Army. We were also pleased to complete the drop down of our Macy’s project to 8point3 Energy Partners, and we continue to believe that 8point3 Energy Partners will be a key strategic vehicle for the company going forward. With a record pipeline of more than $1.3 billion, strong bookings, currently stable pricing and the continued successful ramp of our Helix solution, we are well positioned to gain share in the commercial market. Our residential segment also performed well, with solid fundamentals in the U.S. and improving traction in Europe and Japan. In the U.S., we are seeing a pronounced shift to our new SunPower Equinox complete solution which accounted for 50 percent of bookings by the end of the quarter. Total U.S. residential MW deployment was up approximately 25 percent year-over-year, and we continued to expand our utility channel initiatives, most recently a new solar plus storage partnership with Consolidated Edison.

“In our power plant segment, we expanded our international project backlog with the announcement of more than 250 MW of projects in Chile, bringing our total Latin America signed Power Purchase Agreement (PPA) portfolio to over 800 MW. Additionally, we secured 40 MW of innovative solar plus battery storage projects for deployment in the French overseas territories. In the U.S., we were pleased to announce the sale of a controlling interest in our 102-MW Henrietta project to Southern Company and added to our public sector footprint as we started construction of our 9.5-MW project for the California Department of Water Resources.

“However, while the long-term fundamentals for solar power remain strong, we see a number of near-term industry challenges, primarily in our power plant segment, that we expect to impact our business and financial performance in the second half of 2016. The extension of the Investment Tax Credit, as well as the bonus depreciation credit, while beneficial to the long-term health of the industry, has reduced the urgency to complete new solar projects by the end of 2016, with many customers adopting a longer-term timeline for project completion. Additionally, near-term economic returns have deteriorated due to aggressive PPA pricing by new market entrants, including a number of large, global independent power companies. We are also seeing customer project IRRs rising in the near term as buyers have increased their hurdle rates due to industry conditions. Finally, the continued market disruption in the YieldCo environment has impacted our assumptions related to monetizing deferred profits.

“As a result, we have proactively decided to streamline our power plant development segment while shifting investment to our distributed generation (DG) segments. We intend to focus our development resources on a limited number of core markets, primarily in the Americas, where we believe we have a sustainable competitive advantage and a project pipeline of over 9 gigawatts (GW). Outside these core markets, we will focus our power plant business on the sale of our new Oasis complete solution incorporating Performance Series panel technology to developers and Engineering, Procurement and Construction companies in global markets, including Total. We also plan to delay the timing of certain projects in our 2016 and 2017 pipeline to take advantage of planned cost reduction efforts over the next two years. We expect these actions to significantly lower operating expense and capital deployment in our power plant business while maintaining leadership in our core markets.

“Additionally, we are realigning our manufacturing operations to increase the relative mix of X-Series capacity due to expected strong customer demand in our DG business as well as adjusting our panel assembly capacity to be closer to our core markets. We plan to utilize equipment from some of our older solar cell manufacturing lines in Fab 2 to debottleneck capacity of our latest generation technology in order to increase the supply of X-Series panels. These initiatives will enable us to increase X-Series output by up to 100 MW by the end of 2017. Additionally, in connection with the realignment of our power plant segment principally around our core markets, we have made the decision to close our Philippine panel assembly facility and transfer the equipment to our latest generation, lower cost facilities in Mexico. This change will optimize our supply chain and move final panel assembly closer to our key markets.

“Overall, we expect these initiatives will strengthen our overall competitive position and enable us to profitably capitalize on the anticipated global growth of solar power as a long term, mainstream energy source. The core foundation of our long-term strategy remains unchanged, namely, developing innovative, complete customer solutions based on differentiated technology and deploying these solutions across a diversified portfolio of applications and geographic markets,” concluded Werner.

“Our solid second quarter performance reflects the benefits of our diversified go-to-market strategy” said Chuck Boynton, SunPower Chief Financial Officer. “Our balance sheet remains strong as we exited the quarter with more than $590 million in cash. Looking forward, we believe our realignment plan will enable us to expand our leadership position in distributed generation, further strengthen our presence in our core power plant markets, improve cash flow and lower our annual operating expenses by up to 10 percent.”

As a result of the announced realignment, the company expects the following:

•	Workforce reduction of approximately 15 percent or 1,200 employees, primarily related to its Philippine facility closure

•	Restructuring charges totaling $30-$45 million

•	Substantial portion of charges to be incurred in the third quarter of 2016 with more than 50 percent of the total charges to be cash

•	Annual operating expense reductions of approximately 10 percent

Additionally, second quarter fiscal 2016 non-GAAP results include net adjustments that, in the aggregate, decreased (increased) non-GAAP net loss by $39.9 million, including $18.0 million related to 8point3 Energy Partners, $4.1 million related to utility and power plant projects, $3.0 million related to sale of operating lease assets, $3.0 million related to sale-leaseback transactions, $16.5 million related to stock-based compensation expense, $(2.2) million related to other adjustments, and $(2.5) million related to tax effect.

Financial Outlook
As a result of the challenges described above, the company is updating its previously disclosed fiscal year 2016 guidance, as well as providing selected forecasts for fiscal year 2017.

On a GAAP basis, the company now expects 2016 revenue of $2.8 billion to $3.0 billion, gross margin of 9.5 percent to 11.5 percent and net loss of $175 million to $125 million. Fiscal year 2016 GAAP guidance includes the impact of the company’s HoldCo asset strategy and revenue and timing deferrals due to real estate accounting.

The company’s updated 2016 non-GAAP financial guidance is as follows: revenue of $3.0 billion to $3.2 billion, gross margin of 10.5 percent to 12.5 percent, EBITDA of $275 million to $325 million, capital expenditures of $225 million to $245 million and gigawatts deployed in the range of 1.45 GW to 1.65 GW.

For 2017, the company expects a GAAP net loss of $200 million to $100 million and EBITDA in the range of $300 million to $400 million. The company expects that at the lower end of the guidance range, 2017 EBITDA would be generated almost entirely from the company’s DG business and believes that with the announced realignment, it will be well positioned to capitalize on the long term growth potential in the global power plant market.

The company’s third quarter fiscal 2016 GAAP guidance is as follows: revenue of $700 million to $800 million, gross margin of 14.5 percent to 16.5 percent and net loss of $5 million to net income of $20 million. Third quarter 2016 GAAP guidance includes the impact of the company’s HoldCo asset strategy and revenue and timing deferrals due to real estate accounting. On a non-GAAP basis, the company expects revenue of $750 million to $850 million, gross margin of 16.5 percent to 18.5 percent, EBITDA of $115 million to $140 million and megawatts deployed in the range of 380 MW to 420 MW.

The company will host a conference call for investors this afternoon to discuss its second quarter 2016 performance at 1:30 p.m. Pacific Time. The call will be webcast and can be accessed from SunPower’s website at http://investors.sunpower.com/events.cfm.

This press release contains both GAAP and non-GAAP financial information. Non-GAAP figures are reconciled to the closest GAAP equivalent categories in the financial attachment of this press release. Please note that the company has posted supplemental information and slides related to its second quarter 2016 performance on the Events and Presentations section of SunPower’s Investor Relations page at http://investors.sunpower.com/events.cfm. The capacity of power plants in this release is described in approximate megawatts on a direct current (dc) basis unless otherwise noted.

About SunPower
As one of the world’s most innovative and sustainable energy companies, SunPower Corp. (NASDAQ: SPWR) provides a diverse group of customers with complete solar solutions and services. Residential customers, businesses, governments, schools and utilities around the globe rely on SunPower’s more than 30 years of proven experience. From the first flip of the switch, SunPower delivers maximum value and performance throughout the long life of every solar system. Headquartered in Silicon Valley, SunPower has dedicated, customer-focused employees in Africa, Asia, Australia, Europe, and North and South America. For more information about how SunPower is changing the way our world is powered, visit www.sunpower.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: (a) our positioning for future success, gains in market share, competitive advantage, and ability to profitably capitalize on future market growth, including in our core markets; (b) the long-term fundamentals for solar power; (c) our plans for realignment of our manufacturing operations and power plant segment, including the anticipated increase in X-series output; (d) our expectations for the success and financial impact of our planned realignment, including impact on our balance sheet, long term cash flow and annual operating expenses; (e) our ability to reduce costs, including operating expense and capital deployment in our power plant business; (f) our project pipeline; (g) 8point3’s role within our company strategy; (h) the ramp of our Helix solution; (i) third quarter fiscal 2016 guidance, including GAAP revenue, gross margin, and net income (loss), as well as non-GAAP revenue, gross margin, EBITDA, and MW deployed; (j) full year fiscal 2016 guidance, including GAAP revenue, gross margin and net loss, as well as non-GAAP revenue, gross margin, capital expenditures, EBITDA, and gigawatts deployed and (k) our full year fiscal 2017 selected forecasts.  These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) competition in the solar and general energy industry and downward pressure on selling prices and wholesale energy pricing; (2) our liquidity, substantial indebtedness, and ability to obtain additional financing for our projects and customers; (3) regulatory changes and the availability of economic incentives promoting use of solar energy; (4) challenges inherent in constructing certain of our large projects; (5) the success of our ongoing research and development efforts and our ability to commercialize new products and services, including products and services developed through strategic partnerships; (6) fluctuations in our operating results; (7) maintaining or increasing our manufacturing capacity and containing manufacturing difficulties that could arise; (8) challenges managing our joint ventures and partnerships; (9) challenges executing on our HoldCo and YieldCo strategies, including the risk that 8point3 Energy Partners may be unsuccessful; (10) fluctuations or declines in the performance of our solar panels and other products and solutions; (11) our ability to meet our cost reduction targets and implement the planned realignment of our manufacturing operations and power plant segment and (12) the outcomes of previously disclosed litigation.  A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”  Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpower.com.  All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

©2016 SunPower Corporation. All rights reserved. SUNPOWER, the SUNPOWER logo, SUNPOWER EQUINOX, HELIX and OASIS are trademarks or registered trademarks of SunPower Corporation in the U.S. and other countries as well.

SUNPOWER CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Jul. 3, 2016	Jan. 3, 2016
Assets
Current assets:
Cash and cash equivalents	$590,091	$954,528
Restricted cash and cash equivalents, current portion	23,091	24,488
Accounts receivable, net	211,753	190,448
Costs and estimated earnings in excess of billings	32,677	38,685
Inventories	467,914	382,390
Advances to suppliers, current portion	72,061	85,012
Project assets - plants and land, current portion	904,429	479,452
Prepaid expenses and other current assets	306,616	359,517
Total current assets	2,608,632	2,514,520

Restricted cash and cash equivalents, net of current portion	45,891	41,748
Restricted long-term marketable securities	6,362	6,475
Property, plant and equipment, net	818,711	731,230
Solar power systems leased and to be leased, net	594,266	531,520
Project assets - plants and land, net of current portion	26,282	5,072
Advances to suppliers, net of current portion	246,468	274,085
Long-term financing receivables, net	429,910	334,791
Goodwill and other intangible assets, net	107,547	119,577
Other long-term assets	317,095	297,975
Total assets	$5,201,164	$4,856,993

Liabilities and Equity
Current liabilities:
Accounts payable	$518,598	$514,654
Accrued liabilities	373,874	313,497
Billings in excess of costs and estimated earnings	92,295	115,739
Short-term debt	350,764	21,041
Customer advances, current portion	41,544	33,671
Total current liabilities	1,377,075	998,602

Long-term debt	578,231	478,948
Convertible debt	1,112,127	1,110,960
Customer advances, net of current portion	112,663	126,183
Other long-term liabilities	578,917	564,557
Total liabilities	3,759,013	3,279,250

Redeemable noncontrolling interests in subsidiaries	90,551	69,104

Equity:

Preferred stock	—	—
Common stock	138	137
Additional paid-in capital	2,391,912	2,359,917
Accumulated deficit	(903,018)	(747,617)
Accumulated other comprehensive loss	(12,601)	(8,023)
Treasury stock, at cost	(174,937)	(155,265)
Total stockholders' equity	1,301,494	1,449,149
Noncontrolling interests in subsidiaries	50,106	59,490
Total equity	1,351,600	1,508,639
Total liabilities and equity	$5,201,164	$4,856,993

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 3, 2016	Apr. 3, 2016	Jun. 28, 2015	Jul. 3, 2016	Jun. 28, 2015
Revenue:
Residential	$177,715	$151,807	$152,205	$329,522	$307,529
Commercial	97,846	52,241	62,984	150,087	112,047
Power Plant	144,891	180,827	165,831	325,718	402,315
Total revenue	420,452	384,875	381,020	805,327	821,891
Cost of revenue:
Residential	138,959	118,160	116,979	257,119	239,751
Commercial	89,523	45,226	58,842	134,749	105,722
Power Plant	150,676	169,952	134,318	320,628	314,719
Total cost of revenue	379,158	333,338	310,139	712,496	660,192
Gross margin	41,294	51,537	70,881	92,831	161,699
Operating expenses:
Research and development	31,411	32,706	20,560	64,117	41,728
Selling, general and administrative	84,683	97,791	81,520	182,474	158,734
Restructuring charges	117	96	1,749	213	5,330
Total operating expenses	116,211	130,593	103,829	246,804	205,792
Operating loss	(74,917)	(79,056)	(32,948)	(153,973)	(44,093)
Other income (expense), net	(18,966)	(18,416)	6,959	(37,382)	(10,786)
Loss before income taxes and equity in earnings (loss) of unconsolidated investees	(93,883)	(97,472)	(25,989)	(191,355)	(54,879)
Benefit from (provision for) income taxes	(6,648)	(3,181)	659	(9,829)	(1,692)
Equity in earnings (loss) of unconsolidated investees	8,350	(764)	1,864	7,586	4,055
Net loss	(92,181)	(101,417)	(23,466)	(193,598)	(52,516)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	22,189	16,008	29,975	38,197	49,444
Net income (loss) attributable to stockholders	$(69,992)	$(85,409)	$6,509	$(155,401)	$(3,072)

Net income (loss) per share attributable to stockholders:
- Basic	$(0.51)	$(0.62)	$0.05	$(1.13)	$(0.02)
- Diluted	$(0.51)	$(0.62)	$0.04	$(1.13)	$(0.02)
Weighted-average shares:
- Basic	138,084	137,203	134,376	137,644	133,205
- Diluted	138,084	137,203	156,995	137,644	133,205

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 3, 2016	Apr. 3, 2016	Jun. 28, 2015	Jul. 3, 2016	Jun. 28, 2015

Cash flows from operating activities:
Net loss	$(92,181)	$(101,417)	$(23,466)	$(193,598)	$(52,516)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	40,898	42,117	31,442	83,015	60,005
Stock-based compensation	16,475	16,520	14,040	32,995	27,586
Non-cash interest expense	309	346	571	655	5,251
Equity in loss (earnings) of unconsolidated investees	(8,350)	764	(1,864)	(7,586)	(4,055)
Excess tax benefit from stock-based compensation	—	—	(6,155)	—	(6,727)
Deferred income taxes	2,018	(1,169)	6,874	849	(367)
Gain on sale of residential lease portfolio to 8point3 Energy Partners LP	—	—	(27,915)	—	(27,915)
Other, net	909	890	522	1,799	1,377
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(35,856)	12,561	32,467	(23,295)	65,202
Costs and estimated earnings in excess of billings	23,826	(17,525)	(2,332)	6,301	138,638
Inventories	(96,799)	(18,248)	(22,654)	(115,047)	(130,726)
Project assets	(254,007)	(179,376)	(218,624)	(433,383)	(311,774)
Prepaid expenses and other assets	93,743	(45,034)	54,515	48,709	29,425
Long-term financing receivables, net	(51,108)	(44,011)	(40,060)	(95,119)	(69,258)
Advances to suppliers	28,656	11,913	11,191	40,569	25,094
Accounts payable and other accrued liabilities	82,051	(69,974)	(21,911)	12,077	(71,529)
Billings in excess of costs and estimated earnings	(49,915)	26,866	3,709	(23,049)	9,330
Customer advances	(760)	(5,124)	(2,383)	(5,884)	(12,482)
Net cash used in operating activities	(300,091)	(369,901)	(212,033)	(669,992)	(325,441)
Cash flows from investing activities:
Increase in restricted cash and cash equivalents	(941)	(1,806)	(9,579)	(2,747)	(28,407)
Purchases of property, plant and equipment	(46,280)	(47,044)	(44,214)	(93,324)	(68,778)

Cash paid for solar power systems, leased and to be leased	(22,918)	(23,238)	(22,429)	(46,156)	(41,832)
Cash paid for solar power systems	(2,282)	—	(10,007)	(2,282)	(10,007)
Proceeds from (payments to) 8point3 Energy Partners LP attributable to real estate projects and residential lease portfolio	130	(9,968)	341,174	(9,838)	341,174
Cash paid for investments in unconsolidated investees	(557)	(9,752)	(7,092)	(10,309)	(7,092)
Cash paid for intangibles	—	—	—	—	(526)
Net cash provided by (used in) investing activities	(72,848)	(91,808)	247,853	(164,656)	184,532
Cash flows from financing activities:
Cash paid for repurchase of convertible debt	—	—	—	—	(324,273)
Proceeds from settlement of 4.50% Bond Hedge	—	—	—	—	74,628
Payments to settle 4.50% Warrants	—	—	(574)	—	(574)
Repayment of bank loans and other debt	(162)	(7,725)	(7,873)	(7,887)	(15,819)
Proceeds from issuance of non-recourse residential financing, net of issuance costs	24,889	28,339	54,830	53,228	54,830
Repayment of non-recourse residential financing	(1,101)	(1,065)	(29,858)	(2,166)	(40,802)
Contributions from noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	33,083	24,082	46,046	57,165	91,936
Distributions to noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	(1,596)	(5,309)	(2,307)	(6,905)	(4,567)
Proceeds from issuance of non-recourse power plant and commercial financing, net of issuance costs	354,052	79,440	116,992	433,492	207,710
Repayment of non-recourse power plant and commercial financing	(51)	(37,301)	(226,488)	(37,352)	(226,578)
Proceeds from 8point3 Energy Partners LP attributable to operating leases and unguaranteed sales-type lease residual values	—	—	29,300	—	29,300
Proceeds from exercise of stock options	—	—	175	—	178
Excess tax benefit from stock-based compensation	—	—	6,155	—	6,727

Purchases of stock for tax withholding obligations on vested restricted stock	(795)	(18,876)	(1,622)	(19,671)	(40,326)
Net cash provided by (used in) financing activities	408,319	61,585	(15,224)	469,904	(187,630)
Effect of exchange rate changes on cash and cash equivalents	(467)	774	874	307	(4,593)
Net increase (decrease) in cash and cash equivalents	34,913	(399,350)	21,470	(364,437)	(333,132)
Cash and cash equivalents, beginning of period	555,178	954,528	601,573	954,528	956,175
Cash and cash equivalents, end of period	$590,091	$555,178	$623,043	$590,091	$623,043

Non-cash transactions:
Assignment of residential lease receivables to third parties	$1,379	$1,097	$382	$2,476	$1,689
Costs of solar power systems, leased and to be leased, sourced from existing inventory	14,806	15,085	15,764	29,891	30,428
Costs of solar power systems, leased and to be leased, funded by liabilities	6,282	9,050	3,971	6,282	3,971
Costs of solar power systems under sale-leaseback financing arrangements sourced from project assets	7,375	—	5,026	7,375	6,076
Property, plant and equipment acquisitions funded by liabilities	73,247	81,369	37,017	73,247	37,017
Sale of residential lease portfolio in exchange for non-controlling equity interests in the 8point3 Group	—	—	68,273	—	68,273
Net reclassification of cash proceeds offset by project assets in connection with the deconsolidation of assets sold to the 8point3 Group	—	8,726	—	8,726	—
Exchange of receivables for an investment in an unconsolidated investee	2,890	—	—	2,890	—

Use of Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, the company uses non-GAAP measures that are adjusted for certain items from the most directly comparable GAAP measures, as described below. The specific non-GAAP measures listed below are: revenue; gross margin; net income; net income per diluted share; and earnings before interest, taxes, depreciation and amortization (“EBITDA”). Management believes that each of these non-GAAP measures is useful to investors, enabling them to better assess changes in each of these key elements of the company's results of operations across different reporting periods on a consistent basis, independent of certain items as described below. Thus, each of these non-GAAP financial measures provides investors with another method to assess the company's operating results in a manner that is focused on its ongoing, core operating performance, absent the effects of these items. Management uses these non-GAAP measures internally to assess the business, its financial performance, current and historical results, as well as for strategic decision-making and forecasting future results. Many of the analysts covering the company also use these non-GAAP measures in their analyses. Given management's use of these non-GAAP measures, the company believes these measures are important to investors in understanding the company's operating results as seen through the eyes of management. These non-GAAP measures are not prepared in accordance with GAAP or intended to be a replacement for GAAP financial data; the non-GAAP measures should be reviewed together with the GAAP measures and are not intended to serve as a substitute for results under GAAP, and may be different from non-GAAP measures used by other companies.

Non-GAAP revenue includes adjustments relating to 8point3, utility and power plant projects, the sale of operating lease assets, and sale-leaseback transactions, each as described below. Non-GAAP gross margin includes adjustments relating to 8point3, utility and power plant projects, the sale of operating lease assets, sale-leaseback transactions, stock-based compensation, and other items, each as described below. In addition to those same adjustments, non-GAAP net income and non-GAAP net income per diluted share are adjusted for the tax effect of these non-GAAP adjustments as described below. In addition to the same adjustments as non-GAAP net income, EBITDA includes adjustments relating to cash interest expense (net of interest income), provision for income taxes, and depreciation.

Non-GAAP Adjustments Based on International Financial Reporting Standards (“IFRS”)

Management utilizes IFRS guidance for non-GAAP purposes to record the revenue and profit recognition of certain transactions, each of which are further described below. In these situations, management believes that the IFRS standards enable investors to better evaluate the company’s revenue and profit generation performance.

•
8point3. In 2015, 8point3 Energy Partners LP ("8point3 Energy Partners"), a joint YieldCo vehicle, was formed by the company and First Solar, Inc. ("First Solar" and, together with the company, the "Sponsors") to own, operate and acquire solar energy generation assets. Class A shares of 8point3 Energy Partners are now listed on the NASDAQ Global Select Market under the trading symbol “CAFD.” Immediately after the IPO, the company contributed a portfolio of 170 MW of its solar generation assets (the “SPWR Projects”) to 8point3 Operating Company, LLC ("OpCo"), 8point3 Energy Partners' primary operating subsidiary. In exchange for the SPWR Projects, the company received cash proceeds as well as equity interests in several 8point3 Energy Partners affiliated entities: primarily common and subordinated units representing a 40.7% stake in OpCo and a 50.0% economic and management stake in 8point3 Holding Company, LLC (“Holdings”), the parent company of the general partner of 8point3 Energy Partners and the owner of incentive distribution rights in OpCo. Holdings, OpCo, 8point3 Energy Partners and their respective subsidiaries are referred to herein as the “8point3 Group” or “8point3.”

The company includes adjustments related to the sales of projects contributed to 8point3 based on the difference between the fair market value of the consideration received and the net carrying value of the projects contributed, of which, a portion is deferred in proportion to the company’s retained equity stake in 8point3. The deferred profit is subsequently recognized over time. This treatment is consistent with the accounting rules relating to the sale of such projects under IFRS. Under these rules, with certain exceptions such as for projects already in operation, the company’s revenue is equal to the fair market value of the consideration received, and cost of goods sold is equal to the net carrying value plus a partial deferral of profit proportionate with the retained equity stake. Under GAAP, these sales are recognized under either real estate, lease, or consolidation accounting guidance depending upon the nature of the individual asset contributed, with outcomes ranging from no profit recognition to full profit recognition. IFRS profit, less deferrals associated with retained equity, is recognized for sales related to the residential lease portfolio. Revenue recognition for other projects sold to 8point3 is deferred until these projects reach commercial operations, consistent with IFRS rules. Equity in earnings of unconsolidated investees also includes the impact of the company’s share of 8point3’s earnings related to sales of projects receiving sales recognition under IFRS but not GAAP.

•
Utility and power plant projects. The company includes adjustments related to the revenue recognition of utility and power plant projects based on the separately-identifiable components of transactions in order to reflect the substance of the transactions. This treatment is consistent with accounting rules relating to such projects under IFRS. Under GAAP, such projects are accounted for under real estate accounting guidance. Management calculates separate revenue and cost of revenue amounts each fiscal period in accordance with the two treatments above and the aggregate difference for the company’s affected projects is included in the relevant reconciliation tables below. Over the life of each project, cumulative revenue and gross margin will be equivalent under the two treatments; however, revenue and gross margin will generally be recognized earlier under the company’s non-GAAP treatment than under the company’s GAAP treatment. Among other factors, this is due to the attribution of non-GAAP revenue and margin to the company’s project development efforts at the time of initial project sale as required under IFRS accounting rules, whereas no separate attribution to this element occurs under GAAP real estate accounting guidance. Within each project, the relationship between the adjustments to revenue and gross margins is generally consistent. However, as the company may have multiple utility and power plant projects in progress at any given time, the relationship in the aggregate will occasionally appear otherwise.

•
Sale of operating lease assets. The company includes adjustments related to the revenue recognition of the sale of certain solar assets subject to an operating lease (or of solar assets that are leased by or intended to be leased by the third-party purchaser to another party) based on the net proceeds received from the purchaser. This treatment is consistent with accounting rules relating to the sale of such assets under IFRS. Under GAAP, these sales are accounted for as borrowing transactions in accordance with lease accounting guidance. Under such guidance, revenue and profit recognition is based on rental payments made by the end lessee, and the net proceeds from the purchaser are recorded as a non-recourse borrowing liability, with imputed interest expense recorded on the liability. This treatment continues until the company has transferred the substantial risks of ownership, as defined by lease accounting guidance, to the purchaser, at which point the sale is recognized.

•
Sale-leaseback transactions. The company includes adjustments related to the revenue recognition of certain sale-leaseback transactions based on the net proceeds received from the buyer-lessor. This treatment is consistent with accounting rules relating to such transactions under IFRS. Under GAAP, these transactions are accounted for under the financing method in accordance with real estate accounting guidance. Under such guidance, no revenue or profit is recognized at the inception of the transaction, and the net proceeds from the buyer-lessor are recorded as a financing liability. Imputed interest is recorded on the liability equal to the company’s incremental borrowing rate adjusted solely to prevent negative amortization.

Other Non-GAAP Adjustments

•
Stock-based compensation. Stock-based compensation relates primarily to the company’s equity incentive awards. Stock-based compensation is a non-cash expense that varies from period to period and is dependent on market forces that are difficult to predict. Due to this unpredictability, management excludes this item from its internal operating forecasts and models. Management believes that this adjustment for stock-based compensation provides investors with a basis to measure the company's core performance, including compared with the performance of other companies, without the period-to-period variability created by stock-based compensation.

•
Other. The company combines amounts previously disclosed under separate captions into “Other” when amounts do not have a significant impact on the current fiscal period. Management believes that these adjustments provide investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without similar impacts.

The amounts recorded in “Other” during the second quarter of fiscal 2016 are driven by adjustments which would have previously been disclosed under other non-GAAP adjustment captions, including “FPSC arbitration ruling,” “IPO related costs,” “Amortization of intangible assets,” “Non-cash interest expense,” and “Restructuring.”

•
Tax effect. This amount is used to present each of the adjustments described above on an after-tax basis in connection with the presentation of non-GAAP net income and non-GAAP net income per diluted share. The company's non-GAAP tax amount is based on estimated cash tax expense and reserves. The company forecasts its annual cash tax liability and allocates the tax to each quarter in a manner generally consistent with its GAAP methodology. This approach is designed to enhance investors’ ability to understand the impact of the company's tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments, which may not reflect actual cash tax expense.

•	EBITDA adjustments. When calculating EBITDA, in addition to adjustments described above, the company excludes the impact during the period of the following items:

•	Cash interest expense, net of interest income

•	Provision for (benefit from) income taxes

•	Depreciation

Management presents this non-GAAP financial measure to enable investors to evaluate the company's performance, including compared with the performance of other companies.

For more information about these non-GAAP financial measures, please see the tables captioned "Reconciliations of GAAP Measures to Non-GAAP Measures" set forth at the end of this release, which should be read together with the preceding financial statements prepared in accordance with GAAP.

SUNPOWER CORPORATION
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

Adjustments to Revenue:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 3, 2016	Apr. 3, 2016	Jun. 28, 2015	Jul. 3, 2016	Jun. 28, 2015
GAAP revenue	$420,452	$384,875	$381,020	$805,327	$821,891
Adjustments based on IFRS:
8point3	(1,400)	(15,174)	—	(16,574)	—
Utility and power plant projects	(40,085)	53,538	(4,313)	13,453	(14,583)
Sale of operating lease assets	10,183	10,403	—	20,586	—
Sale-leaseback transactions	12,646	—	—	12,646	—
Non-GAAP revenue	$401,796	$433,642	$376,707	$835,438	$807,308

Adjustments to Gross margin:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 3, 2016	Apr. 3, 2016	Jun. 28, 2015	Jul. 3, 2016	Jun. 28, 2015
GAAP gross margin	$41,294	$51,537	$70,881	$92,831	$161,699
Adjustments based on IFRS:
8point3	(210)	(4,642)	—	(4,852)	—
Utility and power plant projects	4,128	3,557	(4,328)	7,685	(15,579)
Sale of operating lease assets	2,966	3,112	—	6,078	—
Sale-leaseback transactions	2,988	—	—	2,988	—
Other adjustments:
Stock-based compensation expense	5,464	4,125	3,259	9,589	5,825
Other	(4,038)	1,333	(3,669)	(2,705)	2,359
Non-GAAP gross margin	$52,592	$59,022	$66,143	$111,614	$154,304

GAAP gross margin (%)	9.8%	13.4%	18.6%	11.5%	19.7%
Non-GAAP gross margin (%)	13.1%	13.6%	17.6%	13.4%	19.1%

Adjustments to Net income (loss):

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 3, 2016	Apr. 3, 2016	Jun. 28, 2015	Jul. 3, 2016	Jun. 28, 2015
GAAP net income (loss) attributable to stockholders	$(69,992)	$(85,409)	$6,509	$(155,401)	$(3,072)
Adjustments based on IFRS:
8point3	18,039	10,719	(4,688)	28,758	(4,688)
Utility and power plant projects	4,128	3,557	(4,328)	7,685	(15,579)
Sale of operating lease assets	2,979	3,120	—	6,099	—
Sale-leaseback transactions	2,988	—	—	2,988	—
Other adjustments:
Stock-based compensation expense	16,475	16,520	14,040	32,995	27,586
Other	(2,235)	8,608	13,838	6,373	37,908
Tax effect	(2,454)	1,684	1,797	(770)	4,737
Non-GAAP net income (loss) attributable to stockholders	$(30,072)	$(41,201)	$27,168	$(71,273)	$46,892

Adjustments to Net income (loss) per diluted share:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 3, 2016	Apr. 3, 2016	Jun. 28, 2015	Jul. 3, 2016	Jun. 28, 2015
Net income (loss) per diluted share
Numerator:
GAAP net income (loss) available to common stockholders[1]	$(69,992)	$(85,409)	$7,021	$(155,401)	$(3,072)
Non-GAAP net income (loss) available to common stockholders[1]	$(30,072)	$(41,201)	$27,679	$(71,273)	$47,954

Denominator:
GAAP weighted-average shares	138,084	137,203	156,995	137,644	133,205
Effect of dilutive securities:
Stock options	—	—	—	—	39
Restricted stock units	—	—	—	—	2,239
Upfront Warrants (held by Total)	—	—	—	—	7,055
Warrants (under the CSO2015)	—	—	—	—	1,827
0.75% debentures due 2018	—	—	—	—	12,026
Non-GAAP weighted-average shares[1]	138,084	137,203	156,995	137,644	156,391

GAAP net income (loss) per diluted share	$(0.51)	$(0.62)	$0.04	$(1.13)	$(0.02)
Non-GAAP net income (loss) per diluted share	$(0.22)	$(0.30)	$0.18	$(0.52)	$0.31

[1]
In accordance with the if-converted method, net income (loss) available to common stockholders excludes interest expense related to the 0.75%, 0.875% and 4.0% debentures if the debentures are considered converted in the calculation of net income (loss) per diluted share. If the conversion option for a debenture is not in the money for the relevant period, the potential conversion of the debenture under the if-converted method is excluded from the calculation of non-GAAP net income (loss) per diluted share.

EBITDA:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 3, 2016	Apr. 3, 2016	Jun. 28, 2015	Jul. 3, 2016	Jun. 28, 2015
GAAP net income (loss) attributable to stockholders	$(69,992)	$(85,409)	$6,509	$(155,401)	$(3,072)
Adjustments based on IFRS:
8point3	18,039	10,719	(4,688)	28,758	(4,688)
Utility and power plant projects	4,128	3,557	(4,328)	7,685	(15,579)
Sale of operating lease assets	2,979	3,120	—	6,099	—
Sale-leaseback transactions	2,988	—	—	2,988	—
Other adjustments:
Stock-based compensation expense	16,475	16,520	14,040	32,995	27,586
Cash interest expense, net of interest income	13,144	12,184	8,023	25,328	19,115
Provision for (benefit from) income taxes	6,648	3,181	(659)	9,829	1,692
Depreciation	37,730	33,826	30,820	71,556	59,424
Other	(2,235)	8,608	13,838	6,373	37,908
EBITDA	$29,904	$6,306	$63,555	$36,210	$122,386

Q3 2016, FY 2016, and FY 2017 GUIDANCE

(in thousands except percentages)	Q3 2016	FY 2016	FY 2017
Revenue (GAAP)	$700,000-$800,000	$2,800,000-$3,000,000	N/A
Revenue (non-GAAP)[1]	$750,000-$850,000	$3,000,000-$3,200,000	N/A
Gross margin (GAAP)	14.5%-16.5%	9.5%-11.5%	N/A
Gross margin (non-GAAP)[2]	16.5%-18.5%	10.5%-12.5%	N/A
Net income (loss) (GAAP)	($5,000)-$20,000	($175,000)-($125,000)	($200,000)-($100,000)
EBITDA[3]	$115,000-$140,000	$275,000-$325,000	$300,000-$400,000

1.
Estimated non-GAAP amounts above for Q3 2016 include net adjustments that increase revenue by approximately $35 million related to 8point3, $10 million related to sale of operating lease assets, and $5 million related to sale-leaseback transactions. Estimated non-GAAP amounts above for fiscal 2016 include net adjustments that increase (decrease) revenue by approximately $20 million related to 8point3, $5 million related to utility and power plant projects, ($5) million related to sale of operating lease assets, and $180 million related to sale-leaseback transactions.

2.
Estimated non-GAAP amounts above for Q3 2016 include net adjustments that increase gross margin by approximately $13 million related to 8point3, $3 million related to sale of operating lease assets, $1 million related to sale-leaseback transactions, $5 million related to stock-based compensation expense, and $1 million related to other items. Estimated non-GAAP amounts above for fiscal 2016 include net adjustments that increase (decrease) gross margin by approximately $15 million related to 8point3, ($2) million related to sale of operating lease assets, $20 million related to sale-leaseback transactions, and $20 million related to stock-based compensation expense.

3.
Estimated EBITDA amounts above for Q3 2016 include net adjustments that increase (decrease) net income by approximately $16 million related to 8point3, $3 million related to sale of operating lease assets, $1 million related to sale-leaseback transactions, $17 million related to stock-based compensation expense, $20 million related to restructuring, $5 million related to other items, $15 million related to interest expense, ($2) million related to income taxes, and $45 million related to depreciation. Estimated EBITDA amounts above for fiscal 2016 include net adjustments that increase (decrease) net loss by approximately ($60) million related to 8point3, $2 million related to sale of operating lease assets, ($20) million related to sale-leaseback transactions, ($70) million related to stock-based compensation expense, ($30) million related to restructuring, ($17) million related to other items, ($55) million related to interest expense, ($20) million related to income taxes, and ($180) million related to depreciation. Estimated EBITDA amounts above for fiscal 2017 include net adjustments that decrease net loss by approximately ($65) million related to sale-leaseback transactions, ($70) million related to stock-based compensation expense, ($25) million related to other items, ($65) million related to interest expense, ($25) million related to income taxes, and ($250) million related to depreciation.

SUPPLEMENTAL DATA
(In thousands, except percentages)

The following supplemental data represent the adjustments, individual charges and credits that are included or excluded from SunPower's non-GAAP revenue, gross margin, net income and net income per diluted share measures for each period presented in the Consolidated Statements of Operations contained herein.

THREE MONTHS ENDED

	July 3, 2016
	Revenue			Gross Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$177,715	$97,846	$144,891	$38,756	21.8%	$8,323	8.5%	$(5,785)	(4.0)%							$(69,992)
Adjustments based on IFRS:
8point3	(1,287)	—	(113)	(419)		179		30		—	—	—	1,061	—	17,188	18,039
Utility and power plant projects	—	—	(40,085)	—		—		4,128		—	—	—	—	—	—	4,128
Sale of operating lease assets	10,183	—	—	2,966		—		—		—	—	—	13	—	—	2,979
Sale-leaseback transactions	—	12,646	—	—		2,988		—		—	—	—	—	—	—	2,988
Other adjustments:
Stock-based compensation expense	—	—	—	1,652		745		3,067		2,965	8,046	—	—	—	—	16,475
Other	—	—	—	(706)		(262)		(3,070)		1,190	508	117	(12)	—	—	(2,235)
Tax effect	—	—	—	—		—		—		—	—	—	—	(2,454)	—	(2,454)
Non-GAAP	$186,611	$110,492	$104,693	$42,249	22.6%	$11,973	10.8%	$(1,630)	(1.6)%							$(30,072)

	April 3, 2016
	Revenue			Gross Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$151,807	$52,241	$180,827	$33,647	22.2%	$7,015	13.4%	$10,875	6.0%							$(85,409)
Adjustments based on IFRS:
8point3	(1,312)	—	(13,862)	(485)		—		(4,157)		—	—	—	1,062	—	14,299	10,719
Utility and power plant projects	—	—	53,538	—		—		3,557		—	—	—	—	—	—	3,557
Sale of operating lease assets	10,403	—	—	3,112		—		—		—	—	—	8	—	—	3,120
Other adjustments:
Stock-based compensation expense	—	—	—	827		652		2,646		3,032	9,363	—	—	—	—	16,520
Other	—	—	—	482		665		186		1,827	5,352	96	—	—	—	8,608
Tax effect	—	—	—	—		—		—		—	—	—	—	1,684	—	1,684
Non-GAAP	$160,898	$52,241	$220,503	$37,583	23.4%	$8,332	15.9%	$13,107	5.9%							$(41,201)

	June 28, 2015
	Revenue			Gross Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$152,205	$62,984	$165,831	$35,226	23.1%	$4,142	6.6%	$31,513	19.0%							$6,509
Adjustments based on IFRS:
8point3	—	—	—	—		—		—		—	—	—	(4,688)	—	—	(4,688)
Utility and power plant projects	—	—	(4,313)	—		—		(4,328)		—	—	—	—	—	—	(4,328)
Other adjustments:
Stock-based compensation expense	—	—	—	1,212		531		1,516		2,380	8,401	—	—	—	—	14,040
Other	—	—	—	(1,028)		(657)		(1,984)		330	6,548	1,749	8,880	—	—	13,838
Tax effect	—	—	—	—		—		—		—	—	—	—	1,797	—	1,797
Non-GAAP	$152,205	$62,984	$161,518	$35,410	23.3%	$4,016	6.4%	$26,717	16.5%							$27,168

SIX MONTHS ENDED

	July 3, 2016
	Revenue			Gross Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$329,522	$150,087	$325,718	$72,403	22.0%	$15,338	10.2%	$5,090	1.6%							$(155,401)
Adjustments based on IFRS:
8point3	(2,599)	—	(13,975)	(904)		179		(4,127)		—	—	—	2,123	—	31,487	28,758
Utility and power plant projects	—	—	13,453	—		—		7,685		—	—	—	—	—	—	7,685
Sale of operating lease assets	20,586	—	—	6,078		—		—		—	—	—	21	—	—	6,099
Sale-leaseback transactions	—	12,646	—	—		2,988		—		—	—	—	—	—	—	2,988
Other adjustments:
Stock-based compensation expense	—	—	—	2,479		1,397		5,713		5,997	17,409	—	—	—	—	32,995
Other	—	—	—	(224)		403		(2,884)		3,017	5,860	213	(12)	—	—	6,373
Tax effect	—	—	—	—		—		—		—	—	—	—	(770)	—	(770)
Non-GAAP	$347,509	$162,733	$325,196	$79,832	23.0%	$20,305	12.5%	$11,477	3.5%							$(71,273)

	June 28, 2015
	Revenue			Gross Margin						Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Net income (loss) attributable to stockholders
	Residential	Commercial	Power Plant	Residential		Commercial		Power Plant		Research and development	Selling, general and administrative	Restructuring charges
GAAP	$307,529	$112,047	$402,315	$67,778	22.0%	$6,325	5.6%	$87,596	21.8%							$(3,072)
Adjustments based on IFRS:
8point3	—	—	—	—		—		—		—	—	—	(4,688)	—	—	(4,688)
Utility and power plant projects	—	—	(14,583)	—		—		(15,579)		—	—	—	—	—	—	(15,579)
Other adjustments:
Stock-based compensation expense	—	—	—	2,134		919		2,772		4,653	17,108	—	—	—	—	27,586
Other	—	—	—	776		(203)		1,786		660	10,331	5,330	19,228	—	—	37,908
Tax effect	—	—	—	—		—		—		—	—	—	—	4,737	—	4,737
Non-GAAP	$307,529	$112,047	$387,732	$70,688	23.0%	$7,041	6.3%	$76,575	19.7%							$46,892